As filed with the Securities and Exchange Commission on March 13, 2020

Registration No. 333-175099

Registration No. 333-196447

Registration No. 333-218364

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175099

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196447

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218364

UNDER

THE SECURITIES ACT OF 1933

InterXion Holding N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Scorpius 30, 2132 LR Hoofddorp, The Netherlands	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +31 20 880 7600.

INTERXION HOLDING N.V. 2008 INTERNATIONAL STOCK OPTION AND INCENTIVE MASTER AWARD PLAN

INTERXION HOLDING N.V. 2013 AMENDED INTERNATIONAL EQUITY BASED INCENTIVE PLAN

INTERXION HOLDING N.V. 2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

INTERXION HOLDING N.V. YOURSHARE PLAN

(Full title of the plan)

CT Corporation System

28 Liberty St., Floor 42

New York, New York 10005

United States

(212) 894-8940

(Name, address and telephone number of agent for service)

With copies to:

Julian T.H. Kleindorfer, Esq.

Latham & Watkins LLP

355 S. Grand Ave.

Los Angeles, CA 90071-1560

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

RECENT EVENTS: DEREGISTRATION

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of InterXion Holding N.V., a Dutch public limited liability company (naamloze vennootschap) organized under the Laws of the Netherlands (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-175099, filed with the Securities and Exchange Commission (the “Commission”) on June 23, 2011, as amended by Post-Effective Amendment No. 1 on Form S-8 filed with the Commission on August 2, 2012 and Post-Effective Amendment No. 2 on Form S-8 filed with the Commission on June 2, 2014, registering 3,129,133 ordinary shares of the Company, par value €0.10 per share (the “Shares”), for issuance under the Interxion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan;

•

Registration Statement No.  333-196447, filed with the Commission on June 2, 2014, registering 3,164,496 Shares for issuance under the InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan; and

•

Registration Statement No.  333-218364, filed with the Commission on May 31, 2017, as amended by Post-Effective Amendment No.1 on Form S-8 filed with the Commission on September 23, 2019, registering 1,738,000 Shares for issuance under the InterXion Holding N.V. 2017 Executive Director Long Term Incentive Plan and the InterXion Holding N.V. YourShare Plan.

Pursuant to a Purchase Agreement, dated as of October 29, 2019, as amended on January 23, 2020 (the “Purchase Agreement”), by and among the Company, Digital Realty Trust, Inc., a Maryland corporation (“DLR”), and Digital Intrepid Holding B.V. (formerly known as DN 39J 7A B.V.), a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands and an indirect subsidiary of DLR (“Buyer”), (i) on March 12, 2020, Buyer completed an offer to exchange each outstanding Company ordinary share, par value €0.10 per share, validly tendered and not properly withdrawn pursuant to the offer for 0.7067 shares of DLR common stock, par value $0.01 per share, and (ii) on March 12, 2020, the Company merged with and into InterXion II B.V. (formerly known as Intrepid II B.V.) (“InterXion II”), an indirect wholly owned subsidiary of Buyer, with InterXion II surviving the merger (collectively, the “Transactions”).

As a result of the completion of the Transactions and in connection with the other transactions contemplated by the Purchase Agreement, the Company is terminating all offerings of its securities pursuant to the Registration Statements. The Company, by filing these Post-Effective Amendments to the Registration Statements, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statements to remove from registration by means of post-effective amendment any of the securities that were registered which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, The Netherlands, on March 13, 2020.

INTERXION II B.V., as successor by merger to InterXion Holding N.V.

By:	/s/ Andrew P. Power
Name: Andrew P. Power
Title: Managing Director

By:	/s/ Jeffrey Tapley
Name: Jeffrey Tapley
Title: Managing Director

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.